Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS THIRD QUARTER 2019 RESULTS,

ANNOUNCES $0.13 PER SHARE DIVIDEND

●	Revenues of $1.6 billion, net income of $39.1 million
●	Earnings per diluted share of $1.05
●	Heavy-duty and medium-duty truck sales significantly outperform the market
●	Strategic initiatives continue to contribute to aftermarket revenue growth
●	Board declares cash dividend of $0.13 per share of Class A and Class B common stock

SAN ANTONIO, Texas, October 23, 2019 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended September 30, 2019, the Company achieved revenues of $1.6 billion and net income of $39.1 million, or $1.05 per diluted share, compared with revenues of $1.38 billion and net income of $41.7 million, or $1.03 per diluted share, in the quarter ended September 30, 2018. Additionally, the Company’s Board of Directors declared a cash dividend of $0.13 per share of Class A and Class B Common Stock, to be paid on December 10, 2019, to all shareholders of record as of November 8, 2019.

“Robust activity in the commercial vehicle market and our continued focus on our aftermarket strategic initiatives positively contributed to our third quarter results,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “We outpaced the commercial vehicle market in both Class 8 and Class 4-7 sales, and our parts and services sales remained strong,” Rush said.

“I sincerely thank our employees for providing superior service to our customers while remaining focused on the successful execution of our strategic initiatives,” said Rush.

Operations

Aftermarket Products and Services
Aftermarket products and services accounted for approximately 64.4% of the Company's total gross profits in the third quarter, with parts, service and collision center revenues reaching $454.8 million, up 6.5% compared to the third quarter of 2018. The Company achieved a quarterly absorption ratio of 120% in the third quarter of 2019.

“Considering the continued decline in demand from the energy sector compared to last quarter and especially compared to the third quarter of 2018, we are pleased with our strong aftermarket performance this quarter. Our aftermarket products and services revenue growth is once again a direct result of the successful execution of our long-term aftermarket initiatives, which include offering a broad portfolio of internal and customer-facing technology solutions, a parts e-commerce platform, expedited commercial vehicle service and continuing to add skilled technicians to our network,” Rush noted.

“We expect industry demand for aftermarket products and services to remain steady in the fourth quarter, subject to typical seasonal softness through the winter months,” said Rush. “With continued focus on our strategic growth initiatives, we expect our aftermarket parts and service sales to outperform the market in the fourth quarter of 2019 and for the full year 2020,” he added.

Truck Sales

New U.S. Class 8 retail truck sales totaled 78,117 units in the third quarter, up 12% over the same period last year, according to ACT Research. The Company sold 4,318 Class 8 trucks in the third quarter, an increase of 29.9% compared to the third quarter of 2018, and accounted for 5.5% of the new U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales for new Class 8 vehicles to be 277,300 units in 2019, an 8.4% increase compared to 2018.

“Our new Class 8 truck sales outpaced the industry in the third quarter of 2019. Our strong performance was primarily the result of solid activity from over-the-road fleets and vocational customers,” Rush said. “However, we believe that we have passed the peak of the current truck sales cycle and our fourth quarter new Class 8 truck sales will be down compared to the third quarter,” he added.

ACT projects new U.S. Class 8 retail sales to be 204,000 units in 2020, down 26% from the 277,300 units forecast in 2019. “Although 2020 will be a challenging year for new Class 8 truck sales, we are focused on achieving every sale possible and believe we are well-positioned to increase our Class 8 market share in 2020,” said Rush.

The Company sold 4,566 Class 4-7 medium-duty commercial vehicles in the third quarter of 2019, an increase of 36% from the third quarter of 2018, accounting for 6.5% of the total U.S. market and significantly outpacing the industry. U.S. Class 4-7 retail sales were 69,978 units in the third quarter of 2019, up 7.2% over the third quarter of 2018. ACT Research forecasts U.S. retail sales for Class 4-7 vehicles to reach 266,000 units in 2019, a 3% increase over 2018.

“We are very pleased with another record-setting performance in our Class 4-7 medium-duty commercial vehicle sales this quarter. Continued strong demand from all of the medium-duty market segments we support, and especially our rental and construction customers, along with our robust inventory of Ready-to-Roll medium-duty trucks across the country, positively impacted our Class 4-7 results in the third quarter of 2019,” Rush said. “Due to the timing of large fleet deliveries in the second and third quarters of 2019, our Class 4-7 medium-duty sales may be down in the fourth quarter of 2019, but we should still outpace the industry for 2019,” he added. ACT projects U.S. Class 4-7 medium-duty sales to be 257,400 units in 2020, down 3.2% from the 266,000 units forecast for 2019. “We believe our Class 4-7 medium-duty commercial vehicle sales results in 2020 will be on pace with the market,” said Rush.

The Company sold 1,868 used vehicles in the third quarter of 2019, a 15% decrease compared to the third quarter of 2018. “Near record high deliveries of new trucks over the past few years have caused an oversupply of used trucks in the market. Currently, we believe that used truck values are depreciating faster than what is considered a normal rate. We are closely monitoring used truck values, along with other market factors that affect used truck sales. Our used truck inventory unit count is currently at its lowest point of 2019, and we believe it is valued appropriately with respect to current market conditions,” Rush explained.

Financial Highlights

In the third quarter of 2019, the Company’s gross revenues totaled $1.60 billion, a 16.2% increase from gross revenues of $1.38 billion reported for the third quarter of 2018. Net income for the third quarter was $39.1 million, or $1.05 per diluted share, compared to net income of $41.7 million, or $1.03 per diluted share, in the third quarter of 2018.

Parts, service and collision center revenues were $454.8 million in the third quarter of 2019, compared to $426.8 million in the third quarter of 2018. The Company delivered 4,318 new heavy-duty trucks, 4,566 new medium-duty commercial vehicles, 525 new light-duty commercial vehicles and 1,868 used commercial vehicles during the third quarter of 2019, compared to 3,325 new heavy-duty trucks, 3,349 new medium-duty commercial vehicles, 567 new light-duty commercial vehicles and 2,197 used commercial vehicles during the third quarter of 2018.

During the third quarter of 2019, the Company repurchased $16.1 million of its common stock, paid a cash dividend of $4.7 million and ended the quarter with $86.1 million in cash and cash equivalents.

“Our balance sheet remains strong, and we are confident in our ability to invest in the Company’s future while returning capital to shareholders,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Thursday, October 24, 2019, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), Conference ID 3181958 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until January 15, 2020. Listen to the audio replay until October 31, 2019, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 3181958.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and collision center operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services, the impact of strategic initiatives and the Company’s capital allocation strategy, including future issuances of cash dividends and future repurchases of the Company’s common stock, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$86,117	$131,726
Accounts receivable, net	220,378	190,650
Note receivable affiliate	12,310	12,885
Inventories, net	1,385,132	1,339,923
Prepaid expenses and other	24,419	10,491
Assets held for sale	419	2,269
Total current assets	1,728,775	1,687,944
Property and equipment, net	1,261,370	1,184,053
Operating lease right-of-use assets, net	56,372	–
Goodwill, net	292,142	291,391
Other assets, net	66,595	37,962
Total assets	$3,405,254	$3,201,350

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,051,241	$1,023,019
Current maturities of long-term debt	158,722	161,955
Current maturities of finance lease obligations	20,995	19,631
Current maturities of operating lease obligations	9,787	–
Trade accounts payable	137,781	127,451
Customer deposits	33,553	36,183
Accrued expenses	106,768	125,056
Total current liabilities	1,518,847	1,493,295
Long-term debt, net of current maturities	462,646	439,218
Finance lease obligations, net of current maturities	57,077	49,483
Operating lease obligations, net of current maturities	46,899	–
Other long-term liabilities	19,621	11,118
Deferred income taxes, net	162,911	141,308
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2019 and 2018	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 27,806,319 Class A shares and 8,283,916 Class B shares outstanding in 2019; and 28,709,636 Class A shares and 8,290,277 Class B shares outstanding in 2018	463	458
Additional paid-in capital	390,359	370,025
Treasury stock, at cost: 4,995,651 Class A shares and 5,262,911 Class B shares in 2019 and 3,791,751 Class A shares and 5,030,787 Class B shares in 2018	(300,041)	(245,842)
Retained earnings	1,046,538	942,287
Accumulated other comprehensive income	(66)	–
Total shareholders’ equity	1,137,253	1,066,928
Total liabilities and shareholders’ equity	$3,405,254	$3,201,350

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues:
New and used commercial vehicle sales	$1,070,868	$878,845	$2,933,952	$2,508,970
Aftermarket products and services sales	454,785	426,845	1,341,305	1,250,080
Lease and rental	62,949	60,825	183,973	177,342
Finance and insurance	5,863	5,053	18,874	15,286
Other	4,800	4,568	14,039	14,070
Total revenue	1,599,265	1,376,136	4,492,143	3,965,748
Cost of products sold:
New and used commercial vehicle sales	997,946	808,634	2,717,484	2,311,156
Aftermarket products and services sales	284,328	268,521	830,153	788,148
Lease and rental	52,223	49,924	153,316	147,015
Total cost of products sold	1,334,497	1,127,079	3,700,953	3,246,319
Gross profit	264,768	249,057	791,190	719,429
Selling, general and administrative expense	192,482	177,405	573,644	527,729
Depreciation and amortization expense	14,033	12,794	40,552	57,395
Gain (loss) on sale of assets	70	(209)	(12)	159
Operating income	58,323	58,649	176,982	134,464
Other income	1,577	–	2,316	–
Interest expense, net	7,690	4,468	23,120	13,268
Income before taxes	52,210	54,181	156,178	121,196
Provision for income taxes	13,106	12,516	38,349	29,103
Net income	$39,104	$41,665	$117,829	$92,093

Earnings per common share:
Basic	$1.07	$1.06	$3.21	$2.33
Diluted	$1.05	$1.03	$3.13	$2.27

Weighted average shares outstanding:
Basic	36,545	39,309	36,744	39,480
Diluted	37,351	40,388	37,625	40,635

Dividends declared per common share	$0.13	$0.12	$0.37	$0.12

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	September 30, 2019	September 30, 2018
New heavy-duty vehicles	$605,675	$501,478
New medium-duty vehicles (including bus sales revenue)	357,005	252,288
New light-duty vehicles	21,538	22,434
Used vehicles	80,405	97,587
Other vehicles	6,245	5,058

Absorption Ratio	120.0%	122.4%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

This earnings release includes “adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP),” which are financial measures that are not in accordance with U.S. generally accepted accounting principles, since they exclude the charges related to the upgrade and replacement of certain components of the Company’s Enterprise Resource Planning software platform (ERP platform) in the second quarter of 2018. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies. Reconciliations from the most directly comparable GAAP measures of adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) are as follows:

	Nine Months Ended
Adjusted Net Income (in thousands)	September 30, 2019	September 30, 2018
Net Income	$117,829	$92,093
Charges related to upgrade and replacement of ERP platform, net of tax	–	15,682
Adjusted Net Income (non-GAAP)	$117,829	$107,775

Per Diluted Share
Net Income	$3.13	$2.27
Charges related to upgrade and replacement of ERP platform, net of tax	–	0.38
Adjusted Net Income (non-GAAP)	$3.13	$2.65

Debt Analysis (in thousands)	September 30, 2019	September 30, 2018
Floor plan notes payable	$1,051,241	$990,594
Current maturities of long-term debt	158,722	159,972
Current maturities of finance lease obligations	20,995	16,977
Long-term debt, net of current maturities	462,646	439,418
Finance lease obligations, net of current maturities	57,077	54,689
Total Debt (GAAP)	1,750,681	1,661,650
Adjustments:
Debt related to lease & rental fleet	(639,138)	(588,079)
Floor plan notes payable	(1,051,241)	(990,594)
Adjusted Total Debt (Non-GAAP)	60,302	82,977
Adjustment:
Cash and cash equivalents	(86,117)	(205,569)
Adjusted Net (Cash) Debt (Non-GAAP)	$(25,815)	$(122,592)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2019	September 30, 2018
Net Income (GAAP)	$164,798	$197,960
Provision (benefit) for income taxes	53,353	(42,341)
Interest expense	29,534	16,862
Depreciation and amortization	53,646	70,090
(Gain) loss on sale of assets	(126)	22
EBITDA (Non-GAAP)	301,205	242,593
Adjustment:
Interest expense associated with FPNP	(28,174)	(15,021)
Adjusted EBITDA (Non-GAAP)	$273,031	$227,572

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2019	September 30, 2018
Net cash provided by operations (GAAP)	$233,962	$185,485
Acquisition of property and equipment	(292,634)	(247,382)
Free cash flow (Non-GAAP)	(58,672)	(61,897)
Adjustments:
Draws on floor plan financing, net	85,697	203,135
Proceeds from L&RFD	203,573	170,460
Principal payments on L&RFD	(169,339)	(160,420)
Non-maintenance capital expenditures	55,696	42,348
Adjusted Free Cash Flow (Non-GAAP)	$116,955	$193,626

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2019	September 30, 2018
Total Shareholders' equity (GAAP)	$1,137,253	$1,089,159
Adjusted net (cash) (Non-GAAP)	(25,815)	(122,592)
Adjusted Invested Capital (Non-GAAP)	$1,111,438	$966,567

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.